                                                                 EXHIBIT 99.5

                             SHAREHOLDER AGREEMENT




May 14, 1997

National-Oilwell, Inc.
5555 San Felipe
P.O. Box 4638
Houston, Texas 77210


Attention:  President

Reference is made to the Combination Agreement by and between National-Oilwell, Inc. ("NOI") and Dreco Energy Services Ltd. ("Dreco") dated as of May 14, 1997 (the "Agreement"), the other transactions contemplated by the Agreement (the "Contemplated Transactions") and the arrangement (the "Arrangement") under Part 15 of the Business Corporations Act (Alberta) substantially in the form of Exhibit A to the Agreement, all providing for the combination of NOI and Dreco. As an inducement to, and in consideration of, NOI's entering into the Agreement, the undersigned covenants and agrees as follows:

       (i) At any meeting of the shareholders of Dreco at which either the approval of the Arrangement or of the Contemplated Transactions or both are to be voted upon, the undersigned will vote any voting securities (the "Securities") of Dreco over which the undersigned has voting authority in favor of the approval of the Arrangement and of the Contemplated Transactions unless the Board of Directors of Dreco is recommending, at the time of such meeting, that shareholders of Dreco vote against such approval in view of the pendency of a Superior Proposal (as defined in the Agreement).

       (ii) Until the Closing (as defined in the Agreement) or the termination of the Agreement, the undersigned will not directly or indirectly (a) solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in the Agreement) from any person or (b) engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided that the foregoing clause (b) shall not prohibit the undersigned, a director of Dreco, from acting (subject to the Agreement) solely in his capacity as a director of Dreco.

       (iii) Until the Closing (as defined in the Agreement) or the termination of the Agreement, the undersigned will not sell, contract to sell or otherwise dispose of any voting securities of Dreco over which the undersigned has dispositive authority.


Very Truly Yours,



/s/ ROBERT L. PHILLIPS
--------------------------
Robert L. Phillips